Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 30, 2008, is made by and between NASDI Holdings Corporation, a Delaware corporation (the “Employer” or the “Company”), with its principal place of business at 2122 York Road, Oak Brook, Illinois 60523, and Christopher A. Berardi, an individual (the “Employee”).

WHEREAS, simultaneously with the execution of this Agreement, Great Lakes Dredge & Dock Corporation, a Delaware corporation (“Great Lakes”), is causing North American Site Developers, Inc., a Massachusetts corporation (“NASDI Inc.”), to convert into a Delaware limited liability company under applicable law to become NASDI, LLC, a Delaware limited liability company (“NASDI”) (collectively referred to herein as the “NASDI Restructuring”);

WHEREAS, the Employer, through its subsidiary, NASDI, is engaged in the demolition business nationwide;

WHEREAS, prior to the date hereof the Employee was acting as the president of NASDI Inc.;

WHEREAS, it is a condition to the NASDI Restructuring that the Employee execute and deliver this Agreement;

WHEREAS, the Employee desires to be employed by the Employer and the Employer desires to employ the Employee pursuant to the terms and conditions set forth herein; and

WHEREAS, the term “NASDI Group” shall mean the combined businesses and operations of the Company and NASDI;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Employment.  Subject to the terms of this Agreement, the Employer hereby employs the Employee as the President of the Company.  In this position, the Employee shall report to the Chief Executive Officer of the Company.

2.             Term.  Unless earlier terminated as provided herein, the term of this Agreement shall be a period commencing on the date hereof and ending on April 30, 2009 (the “Initial Term”).  If neither party provides written notice within thirty (30) days prior to the termination of this Agreement that such automatic renewal will cease, then this Agreement will be considered renewed for successive one (1) year periods (each a “Renewal Term”).  The Initial Term and any Renewal Term is hereinafter collectively referred to as the “Term of this Agreement.”

3.             Duties.  The Employee hereby accepts employment and agrees to serve the NASDI Group on a full-time basis and to perform his duties faithfully, diligently and to the best of his ability.  During the Term of this Agreement, the Employee shall perform such duties as may be assigned to him from time to time by the Chief Executive Officer or the Board of Directors of the Company (herein, the “Board of Directors”).  The Employee’s duties shall consist of duties which the Employee has historically performed for the business of NASDI (including, without limitation, NASDI Inc.) with such modifications thereto as made by the Chief Executive Officer or the Board of Directors from time to time.  The Employee agrees to comply with the policies of the NASDI Group set forth in the Company manual.

4.             Compensation.  During the Term of this Agreement, the Employer agrees to pay the Employee, and the Employee agrees to accept from the Employer, compensation consisting of the following:

(a)           Annual Salary.  The Employer shall pay the Employee an annual salary of $267,000 payable in accordance with payroll practices in effect from time to time for all salaried employees of the NASDI Group.

(b)           Fringe Benefits.  The Employee shall be entitled to participate in all insurance and other fringe benefit programs of the NASDI Group to the extent and on the same terms and conditions (subject, however, to the terms and provisions of any such benefit plans) such insurance and other fringe benefit programs are offered to other senior executive employees of Great Lakes, except where the NASDI Group has offered any benefit program under terms and provisions that are different from those offered by Great Lakes (including, without limitation, the current health insurance plan offered by the NASDI Group).  The Employee shall be entitled to vacation each calendar year in accordance with the policies applicable to employees of Great Lakes from time to time.

(c)           Reimbursement of Expenses.  The Employee shall be reimbursed for all items of travel and entertainment and miscellaneous expenses reasonably incurred by him on behalf of the Employer.  Reimbursement for such expenses will be pursuant to, and limited by, the NASDI Group’s policies with respect to reimbursing business expenses of employees of the NASDI Group holding similar positions as the Employee.

(d)           Sale Bonus.  In the event of a sale of all or a material portion of the business, assets or equity interests of NASDI or the Company, whether by way of a merger, consolidation, reorganization or similar transaction, to an entity not affiliated with Great Lakes which constitutes a “change in ownership or effective control” of the Company or an “acquisition of a substantial portion of the assets” of the Company for purposes of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and the Treasury Regulations promulgated thereunder (a “Sale Transaction”), the Employee shall be entitled to a cash payment in an aggregate amount equal to 35% of the liquidation proceeds received by the Company (or, if structured as a sale of equity interests (whether as a direct sale of equity interests, by merger or other similar transaction), then 35% of the net cash proceeds (including the amount of cash subsequently received in respect of any non-cash proceeds within five (5) years of the Sale Transaction in accordance with Section 409A of the Code and the Treasury Regulations promulgated thereunder) received by Great Lakes and/or the Company) in connection with the consummation of such Sale Transaction; provided, however, that the aggregate amount of all such payments received pursuant to this Section 4(d) shall not exceed $9,800,000.

(e)           Entire Compensation.  The compensation and benefits provided for in this Agreement are in full payment of the services to be rendered by the Employee to the NASDI Group.

5.             Death or Total Disability of Employee.

(a)           Death.  In the event of the death of the Employee during the term of this Agreement, this Agreement shall terminate effective as of the date of the Employee’s death and the NASDI Group shall have no further obligations or liability under this Agreement, except the Company shall pay to the Employee’s estate (i) the portion, if any, of the Employee’s base salary for the period up to the Employee’s date of death which remains unpaid; and (ii) amounts payable pursuant to any employee benefits plans in which the Employee was a participant prior to his death.

(b)           Long-term Disability.  In the event of the Long-term Disability (as hereinafter defined) of the Employee during the term of this Agreement, the Company shall have the right to terminate the Employee’s employment hereunder by giving the Employee ten (10) days’ written notice thereof (a “Disability Termination Notice”), and upon expiration of such ten (10) day period (the “Disability Termination Date”), the NASDI Group shall not have any further obligations or liability under this Agreement, except the Company shall pay to the Employee (i) the portion, if any, of the Employee’s base salary for the period to the Disability Termination Date which remains unpaid; and (ii) any amounts payable pursuant to any employee benefit plans in which the Employee was a participant prior to the Disability Termination Date.

The term “Long-term Disability”, when used herein, shall have the meaning set forth in the Disability plan of the Company covering the Employee.

6.             Discharge for Cause.  The Company may discharge the Employee and thereby terminate his employment hereunder for the following reasons:  (a) conviction of a felony involving theft or fraud against the NASDI Group or which adversely affects the NASDI Group’s reputation; (b) habitual failure to report to work during normal hours other than customarily excused absences for illness or other reasonable causes (it is understood and agreed that the Employee’s absence from work due to a Disability (other than resulting from habitual intoxication or drug addiction) that is not a Long-term Disability shall not constitute cause pursuant to this Section 6(d)); (c) wrongful disclosure or use of trade secrets; (d) the Employee’s failure to perform in any material respect any of his agreements, duties or obligations hereunder or breach in any material respect of any terms or conditions hereunder which is capable of being cured by the Employee and continues for a period of thirty (30) days after written notice by the Company; provided, however, that if such failure is not capable of being cured, satisfied or, in the case of conduct, terminated, then termination shall be effective upon written notice; (e) habitual intoxication; or (f) drug addiction.  In the event that the Company shall discharge the Employee pursuant to this Section 6, the NASDI Group shall not have any further obligations or liability under this Agreement, except the Company shall pay to the Employee the portion, if any, of (i) the Employee’s base salary for the period up to the date of termination which remains unpaid; and (ii) the amounts payable pursuant to any employee benefit plan in which the Employee was a participant prior to the date of his termination.

7.             Discoveries.  The Employee will promptly disclose in writing to the Company each improvement, discovery, concept and invention, relating to the business of the NASDI Group, made or conceived by the Employee either alone or in conjunction with others while employed by the Company or within six (6) months after the termination of such employment.  The Employee is not the owner of any improvement, discovery, concept or invention (including, any patented invention) which is used in, or relates to the business of the NASDI Group.  The Employee will not disclose any such improvement, discovery, concept or invention to any person, except the Company.  Each such improvement, discovery, concept or invention shall be the sole and exclusive property of, and is hereby assigned to, the Company, and at the request of the Company, the Employee will assist and cooperate with the Company and any person or persons (at the Company’s or such other person’s expense) from time to time designated by the Company to obtain for the Company the grant of any letters patent in the United States and/or such other country or countries as may be designated by the Company, covering any such improvement, discovery, concept or invention and will in connection therewith execute such applications, statements, assignments or other documents, furnish such information and data and take all such other action (including, without limitation, the giving of testimony) as the Company may from time to time reasonably request.

8.             Non-Disclosure and Non-Competition.

(a)           The Employee recognizes and acknowledges that he will have access to certain confidential information of the NASDI Group, including but not limited to, trade secrets, customer lists, sales records and other proprietary commercial information, and that such information constitutes valuable, special and unique property of the NASDI Group.  The Employee agrees that he will not, for any reason or purpose whatsoever, during or after the term of his employment, disclose any of such confidential information to any party without express authorization of the Company, except as necessary in the ordinary course of performing his duties hereunder.

(b)           The Employee agrees with the Company that during the period of his employment with the Company (or any affiliate of the Company) and during the Restricted Term (as hereinafter defined), the Employee will not, without prior written consent of the Company (which consent shall be duly authorized by the Board of Directors of Great Lakes), engage directly or indirectly in any business (either financially or as a shareholder, employee, officer, partner, independent contractor or owner, or in any other capacity calling for the rendition of personal service or acts of management, operation or control) which is competitive with the business conducted by the NASDI Group (including, without limitation, the Restricted Business (as hereinafter defined)) during the period of his employment with the Company or during the Restricted Term, within the Territory (as hereinafter defined); provided, however, that the Employee may own up to three percent (3%) of any class of securities of a corporation engaged in such a competitive business if such securities are listed on a national securities exchange or registered under the Securities Exchange Act of 1934.  The Employee agrees that during the term of his employment with the Company and during the Restricted Term, the Employee will not recruit, solicit, hire, actively assist others in recruiting, soliciting or hiring any person who is an employee of or consultant to, the NASDI Group.

For purposes of this Agreement, the following terms shall have the meaning set forth below:

“Territory” shall mean the States of the United States of America in which prior to the Employee’s termination, the NASDI Group has done work, and such other countries as the NASDI Group and its subsidiaries or affiliates have done work prior to the time Employee’s employment with the Company terminates.

“Restricted Term” shall mean (i) the period commencing upon the date the Employee’s employment with the Company terminates and ending on the third anniversary date thereof if such termination arises in circumstances where the Employee is entitled to the payment of a sale bonus pursuant to Section 4(d), or (ii) the period commencing upon the date the Employee’s employment with the Company terminates and ending on the first anniversary date thereof if such termination arises other than as provided in clause (i) above, provided that there shall be no Restricted Term as provided under this clause (ii) if the Employee voluntarily terminates his employment for Good Reason (as hereinafter defined).

“Restricted Business” shall mean the business that the NASDI Group has conducted on or prior to the date the Employee’s employment with the Company terminates.

“Good Reason” shall mean the occurrence of any of the following without the Employee’s consent:  (i) a material reduction or a material adverse alteration in the nature of the Employee’s position, responsibilities or authorities or the assigning duties to the Employee that are materially inconsistent with those of the position of President for similar companies in similar industries (except to the extent the Company promotes the Employee to a higher executive position); (ii) the Employee’s becoming the holder of a lesser office or title than that previously held or requiring the Employee to report to other than the Company’s Chief Executive Officer; (iii) any material breach of this Agreement by the Company which causes an adverse change to the terms and conditions of the Employee’s employment; (iv) the Company requires the Employee to relocate his principal business office to a location not within fifty (50) miles of the Company’s principal business office located in Waltham, Massachusetts; or (v) any reduction in the aggregate of the Employee’s salary and benefits, other than a reduction in benefits generally applicable to executive employees.  In no event will a resignation be deemed to occur for “Good Reason” unless the Employee provides notice to the Company, and such resignation occurs, within 90 days after the event or condition giving rise thereto.  Upon receiving notice from the Employee, the Company shall have a period of thirty (30) days during which it may remedy the event or condition.

(c)           The Employee acknowledges that his compliance with the agreements in this Section 8 is necessary to protect the good will and other proprietary interests of the NASDI Group and that he is one of the principal members of NASDI and principal executives of the

Company and conversant with its affairs, its trade secrets, its customers and other proprietary information.  The Employee acknowledges that a breach of his agreements in this Section 8 hereof will result in irreparable and continuing damage to the NASDI Group and the business of the NASDI Group, for which there will be no adequate remedy at law; and agrees that in the event of any breach of the aforesaid agreements, the Company and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper.

(d)           The Employee and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court will have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court will appear not reasonable and to enforce the remainder of the covenant as so amended.

9.             Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and the Employee and supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof, including the Employment Agreement made as of April 24, 2001 by and between NASDI Inc. and the Employee.

10.           Amendments and Modifications.  This Agreement may be amended, modified or supplemented only by a duly authorized and executed written agreement of each of the parties hereto.

11.           Enforceability.  If any provision of this Agreement shall be held invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

12.           Survival.  The covenants set forth in Sections 7 and 8 hereof shall survive the termination of this Agreement.

13.           GOVERNING LAW.  THE VALIDITY AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED EXCLUSIVELY BY THE LAWS OF THE STATE OF ILLINOIS, EXCLUDING THE “CONFLICT OF LAWS” PROVISIONS OF THE STATE OF ILLINOIS.

14.           Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.  This Agreement and the obligations created hereunder may not be assigned by the Employee.

15.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or by overnight courier service or telecopier, upon receipt, or if mailed, by registered or certified mail (return receipt requested), postage prepaid, upon receipt or refusal.  Notice to either party hereto, if mailed or sent by overnight courier service, shall be to the following addresses (or to such other address as the recipient party shall designate in writing to the other party):

If to the Employee:

Christopher A. Berardi

48 Hurd Road

Belmont, MA 02478

If to the Employer:

c/o Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois  60523-1981

Attn:  Chief Executive Officer

Facsimile:  (630) 574-3007

16.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

17.           Interpretation.  The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

18.           Opportunity to Employ Counsel.  Employee hereby acknowledges receipt of this Agreement prior to his employment with Employer and that he has had ample time and opportunity to employ legal counsel of his choice concerning the terms and conditions of this Agreement and his employment with Employer.

19.           Waiver.  No failure or delay by the Company or the Employee in enforcing or exercising any right or remedy hereunder will operate as a waiver thereof.  No claim or right arising out of a breach or default under this Agreement can be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or its or his duly authorized agent.  A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of any prior or subsequent compliance therewith, and such provision shall remain in full force and effect.

20.           Submission to Jurisdiction and Venue.  For purposes of any action or proceeding in connection with this Agreement, the parties hereto each hereby expressly submit to the jurisdiction of the state and federal Courts located in the Commonwealth of Massachusetts.  Further, the parties hereto each consent that any order, process, notice of motion or other application to or by any said court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service, provided a reasonable time for appearance is allowed (but not less than the time otherwise afforded by any law or rule), and waives any right to contest the appropriateness of any action brought in any such court based upon lack of personal jurisdiction, improper venue or forum non conveniens.

[signature page follows]

IN WITNESS WHEREOF, this Employment Agreement has been executed by the Company, by a duly authorized officer thereof, and by the Employee as of the date first above written.

NASDI HOLDINGS CORPORATION

By:	/s/ Deborah A. Wensel
Deborah A. Wensel
Senior Vice President, Chief Financial
Officer and Treasurer

/s/ Christopher A. Berardi
Christopher A. Berardi